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                                                                      Exhibit 23




The Board of Directors
J.B. Hunt Transport Services, Inc.:


We consent to incorporation by reference in the Registration Statement
(No. 33-57127) on Form S-8 of J.B. Hunt Transport Services, Inc. of our report dated May 12, 2000, relating to the statements of net assets available for benefits of J.B. Hunt Transport Services, Inc. Employee Retirement Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets for benefits for the years then ended and related supplemental schedules, which report appears in the December 31, 1999, annual report on Form 11-K of J.B. Hunt Transport Services, Inc. Employee Retirement Plan.


                                       KPMG LLP


Tulsa, Oklahoma
June 26, 2000